Exhibit 10.1
PROMISSORY NOTE

$2,100,000.00	February 27, 2018

FOR VALUE RECEIVED, the undersigned, AEMETIS ADVANCED FUELS KEYES, INC., a Delaware corporation (“AAFK”), AEMETIS FACILITY KEYES, INC., a Delaware corporation and successor-in-interest to Keyes Facility Acquisition Corp., a Delaware corporation (“Keyes Facility”, and together with AAFK, “Borrowers”) and AEMETIS, INC., a Nevada corporation (“Parent”, and together with Borrowers, the “Obligors”) jointly and severally promise to pay to the order of THIRD EYE CAPITAL CORPORATION (the “Lender”) the principal amount of Two Million One Hundred Thousand Dollars, together with interest thereon as set forth below, at its offices or such other place as the Lender may designate in writing.

This promissory note (the “Note”) is being issued to the Lender in connection with the Amended and Restated Note Purchase Agreement made as of July 6, 2012 (as amended, restated, supplemented, revised, or replaced from time to time, the “NPA”) by and among the Obligors, Third Eye Capital Corporation, as agent for the Noteholders (the “Agent”) and the Noteholders.
Capitalized terms used but not defined herein shall have the meaning given to them in the NPA. Notwithstanding anything indicated herein or in the NPA, this Note is deemed to be one of the Notes under the NPA, is a Note Purchase Document and this Note and the obligations hereunder are subject to the provisions of the NPA.

1.
Use of Proceeds. The proceeds of this Note shall be used by the Obligors as approved by the Lender in its sole discretion to: (i) repay intercompany advances to Goodland Advanced Fuels, Inc. for the purposes of servicing interest owed pursuant to its senior credit facility and for general operating expenses, (ii) finance operating expenses related to the Keyes Plant, (iii) purchase process equipment related to its operations in Kakinada, India, (iv) service payables and engineering costs of Aemetis Advanced Products Keyes, Inc., (v) cover certain other expenses related to its proposed digester project with Maas Energy Works, Inc., and (vi) to pay the Fee (as defined below).

2.
Interest. From the date hereof until the repayment of this Note in full, interest on the principal amount outstanding shall be calculated at the rate of 14% per annum, and paid monthly in arrears; provided, however, that upon and during the occurrence of an Event of Default under the NPA or the non-payment of this Note by the Maturity Date, the interest rate shall be increased to 20% per annum.

3.
Maturity Date. The outstanding principal balance of the indebtedness evidenced hereby, plus any accrued but unpaid interest, obligations, fees and any other sums owing hereunder, shall be due and payable in full at the earlier to occur of: (a) the closing of any new debt or equity financing, refinancing or other similar transaction between the Lender or any fund or entity arranged by the Lender and any Obligor or any Affiliate thereof; (b) the receipt by an Obligor or Affiliate thereof of proceeds from any sale, merger, equity or debt financing, refinancing or other similar transaction from any third party; and (c) April 30, 2018 (the “Maturity Date”).

Exhibit 10.1

4.
Upfront Fee. The Obligors shall pay to the Lender a fee (the “Fee”) in the amount of $100,000 which shall be deemed earned and non-refundable on the date hereof and shall be payable from the proceeds of this Note.

5.
Acknowledgement of Security. The Obligors hereby acknowledge, confirm and agree that this Note, and the obligations hereunder, are secured by valid and enforceable liens and security interests upon and in the property and assets of the Obligors as described in the NPA and the other Note Purchase Documents and reaffirm their obligations pursuant to all applicable Note Purchase Documents to which they are a party.

6.
Additional Obligations of the Obligors. As further consideration of the Lender providing the funds contemplated under this Note, the Obligors hereby agree, upon the request of the Lender, to take such action, and execute and deliver such further documents as may be reasonably necessary or appropriate to give effect to the provisions and intent of this Note.

7.
Waivers. Each Obligor hereby waives demand, presentment for payment, notice of dishonor, protest, and notice of protest and diligence in collection or bringing suit. Time is of the essence.

8.
Attorneys’ Fees. Each Obligor agrees to pay the reasonable attorneys’ fees and costs incurred by the Lender in collecting on or enforcing the terms of this Note, whether by suit or otherwise.

9.
Paramountcy. In the event of any conflicts between the provisions of this Note and any provisions of the NPA, solely in connection with this Note, the provisions of this Note shall prevail and be paramount.

10.
Severability. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal, or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in any such event, such provision(s) only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced, or disturbed thereby.

11.
Miscellaneous. This Note and the obligations hereunder may not be assigned by Obligors without the prior written consent of the Lender. This Note and the rights hereunder may be assigned by Lender without the consent of the Obligors. As used herein, the terms “Obligors” and “Lender” shall be deemed to include their respective successors, legal representatives and assigns, whether by voluntary action of the parties or by operation of law. Each Obligor hereby submits to jurisdiction in the State of Delaware and this Note shall be governed by and be construed in accordance with the laws of the State of Delaware. This Note may not be modified except by written agreement signed by the Obligors and the Lender.

Exhibit 10.1

IN WITNESS WHEREOF, each Obligor has caused this Note to be executed and delivered under seal as of the date first set forth above.

BORROWERS: AEMETIS ADVANCED FUELS KEYES, INC.

By:	/s/ Eric A. McAfee
Name:	Eric A. McAfee
Title:	Chief Executive Officer

AEMETIS FACILITY KEYES, INC.

By:	/s/ Eric A. McAfee
Name:	Eric A. McAfee
Title:	Chief Executive Officer

PARENT: AEMETIS, INC.

By:	/s/ Eric A. McAfee
Name:	Eric A. McAfee
Title:	Chief Executive Officer

Signature Page to Promissory Note dated February 26, 2018